Exhibit 99.2

WisdomTree Announces 15% Earnings Accretive Settlement of Contractual Gold Payments

Transaction Expands WisdomTree’s Operating Margin by 530 Basis Points and is 15% Accretive to 2023

Consensus EPS Estimates

Transaction Valued at ~$137 Million

($50 Million in Cash and Non-Voting Preferred Shares Convertible into 13.1 Million Shares of

WisdomTree Common Stock)

WisdomTree will Host a Call on Wednesday, May 10th at 6:00 p.m. ET to Discuss the Transaction

NEW YORK, May 10, 2023 – WisdomTree, Inc. (NYSE: WT) (“WisdomTree” or the “Company”), a global financial innovator, today announced the closing of a transaction resulting in a full resolution of WisdomTree’s contractual gold payments obligation to ETFS Capital Limited (“ETFS Capital”) for approximately $137 million. The transaction is approximately 15% accretive to 2023 consensus earnings per share (“EPS”) estimates.

WisdomTree CEO Jonathan Steinberg said, “I am pleased that the WisdomTree team was able to deliver such a positive result to stockholders. This deal is not only accretive to EPS, but also expands operating margins by 530 basis points, cleans up our balance sheet and reduces volatility in our quarterly GAAP financial results.”

In 2018, WisdomTree assumed an obligation to pay ETFS Capital fixed payments of 9,500 ounces of gold per year in connection with the Company’s acquisition of the European exchange-traded commodity, currency and leveraged-and-inverse business of ETFS Capital. This obligation mirrored existing obligations of ETFS Capital to pay a subsidiary of the World Gold Council (“WGC”) two-thirds and Rodber Investments Limited (“RIL”) one-third of those contractual gold payments – in perpetuity to the WGC and through March 31, 2058 to RIL. The contractual gold payments expense was approximately $17.1 million during the year ended December 31, 2022, and approximately $4.5 million during the quarter ended March 31, 2023.

Under the terms of the transaction, Gold Bullion Holdings (Jersey) Limited, a subsidiary of the WGC, received approximately $4.4 million in cash and non-voting preferred shares convertible into approximately 13.1 million shares of WisdomTree common stock. RIL, an entity controlled by Graham Tuckwell, who is also Chairman of ETFS Capital, received approximately $45.6 million in cash.

The annual impact of the transaction on the Company’s financial results adds approximately $18 million to operating income, expands WisdomTree’s operating margin by 530 basis points, yields a net income lift of more than $13 million and is approximately 15% accretive to current 2023 consensus EPS estimates. Furthermore, the transaction extinguishes the Deferred Consideration – Gold Payments liability of approximately $180 million reflected on the Company’s balance sheet at March 31, 2023.

For further information regarding the terms and conditions contained in the definitive transaction agreements among WisdomTree, the WGC, ETFS Capital and certain of their respective subsidiaries and affiliates, see WisdomTree’s Current Report on Form 8-K, which will be filed with the Securities and Exchange Commission (“SEC”) in connection with the transaction.

Conference Call

The Company’s management team will host a conference call this evening (May 10th) at 6:00 p.m. ET to discuss the details of the transaction. Supplemental materials will be available on the investor relations section of the Company’s website at https://ir.wisdomtree.com before the conference call begins. Dial-in and webcast details for the conference call are as follows:

Participant Dial-In: 877-407-9210 / +1 201-689-8049

Participant International Toll-Free access numbers: Click Here

Webcast: https://event.choruscall.com/mediaframe/webcast.html?webcastid=OGnvSsYq

About WisdomTree

WisdomTree is a global financial innovator, offering a well-diversified suite of exchange-traded products (ETPs), models and solutions. We empower investors to shape their future and support financial professionals to better serve their clients and grow their businesses. WisdomTree is leveraging the latest financial infrastructure to create products that provide access, transparency and an enhanced user experience. Building on our heritage of innovation, we are also developing next-generation digital products and structures, including digital funds and tokenized assets, as well as our blockchain-native digital wallet, WisdomTree Prime™.

WisdomTree currently has approximately $91.1 billion in assets under management globally.

WisdomTree® is the marketing name for WisdomTree, Inc. and its subsidiaries worldwide.

Cautionary Statement Regarding Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are identified by use of the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “should,” “views,” and similar expressions. Any forward-looking statements contained herein are based on current expectations, but are subject to risks and uncertainties that could cause actual results to differ materially from those indicated, including, but not limited to, the potential effects of the gold royalty buyout transaction on WisdomTree’s earnings per share, net income, operating income, operating margin, interest income, dilution and the price of its common stock, and WisdomTree’s ability to achieve its financial and business plans, goals and objectives and drive stockholder value, including with respect to its ability to successfully implement its strategy relating to WisdomTree Prime™, and other risk factors discussed from time to time in WisdomTree’s filings with the SEC, including those factors discussed under the caption “Risk Factors” in its most recent annual report on Form 10-K, filed with the SEC on February 28, 2023, and in subsequent reports filed with or furnished to the SEC. WisdomTree assumes no obligation and does not intend to update these forward-looking statements, except as required by law, to reflect events or circumstances occurring after today’s date.

Contact Information

WisdomTree

Investor Relations

WisdomTree, Inc.

Jeremy Campbell

+1.646.522.2602

Jeremy.campbell@wisdomtree.com

Media Relations

WisdomTree, Inc.

Jessica Zaloom

+1.917.267.3735

jzaloom@wisdomtree.com / wisdomtree@fullyvested.com

H/Advisors Abernathy

Jeremy Jacobs / Dana Gorman

+1.202.774.5600 / +1.212.371.5999

jeremy.jacobs@h-advisors.global / dana.gorman@h-advisors.global

Category: Business Update

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